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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                            SMARTFLEX SYSTEMS, INC.
                   -----------------------------------------
                                (Name of Issuer)


                         Common Stock, $.0025 par value
                   -----------------------------------------
                         (Title of Class of Securities)


                                  83169K 10 8
                   -----------------------------------------
                                 (CUSIP Number)




Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 5 pages
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                                  SCHEDULE 13G

CUSIP NO.     83169K 10 8                                     PAGE 2 OF 5 PAGES
           -----------------                                      ---  ---

===============================================================================
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         SILICON SYSTEMS, INC.
         95-2774485
- -------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [  ]

                                                                       (b) [  ]
- -------------------------------------------------------------------------------
3        SEC USE ONLY


- -------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware corporation
- -------------------------------------------------------------------------------
                         5       SOLE VOTING POWER

                                 0
                         ------------------------------------------------------
    NUMBER OF            6       SHARED VOTING POWER
     SHARES
  BENEFICIALLY                   Not applicable.
    OWNED BY             ------------------------------------------------------
      EACH               7       SOLE DISPOSITIVE POWER
    REPORTING
     PERSON                      0
      WITH               ------------------------------------------------------
                         8       SHARED DISPOSITIVE POWER

                                 Not applicable.
- -------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0
- -------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


- -------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         0 %
- -------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         CO
===============================================================================




                               Page 2 of 5 pages


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ITEM 1.

          (a)   Name of Issuer:  Smartflex Systems, Inc.

          (b)   Address of Issuer's Principal Executive Offices:

                       14312 Franklin Avenue
                       Tustin, California 92680

ITEM 2.

          (a)   Name of Person Filing:  Silicon Systems, Inc.

          (b)   Address of Principal Business Office:

                       14351 Myford Road
                       Tustin, California 92680

          (c)   Citizenship:  United States (Delaware corporation)

          (d)   Title of Class of Securities:  Common Stock, $.0025 par value

          (e)   CUSIP Number:  83169K 10 8

ITEM 3.

          If this statement is filed pursuant Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)   [ ]   Broker or dealer registered under Section 15 of the Act;

          (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act;

          (c)   [ ]   Insurance company as defined in Section 3(a)(19) of the
                      Act;

          (d)   [ ]   Investment company registered under Section 8 of the
                      Investment Company Act;

          (e)   [ ]   Investment advisor registered under Section 203 of the
                      Investment Advisors Act of 1940;

          (f)   [ ]   Employee benefit plan, pension fund which is subject to
                      the provisions of the Employee Retirement Income
                      Security Act of 1974 or endowment fund;

          (g)   [ ]   Parent holding company, in accordance with Section
                      240.13d-1(b)(ii)(G);

          (h)   [ ]   A group, in accordance with Section 240.13d-1(b)(1)(2)(H).





                               Page 3 of 5 pages


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ITEM 4.   OWNERSHIP.

          (a)   Amount beneficially owned:         0

          (b)   Percent of class:                  0 %

          (c)   Number of shares as to which such person has:

                (i)    Sole power to vote or to direct the vote:                 0

                (ii)   Shared power to vote or to direct the vote:               Not applicable.

                (iii)  Sole power to dispose or to direct the disposition of:    0

                (iv)   Shared power to dispose or to direct the disposition of:  Not applicable.


ITEM 5.   OWNERSHIP OF 5% OR LESS OF CLASS.

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following: [X]

          As of June 28, 1996, Silicon Systems, Inc., transferred to TDK U.S.A. Corporation, a New York Corporation, 1,161,614 shares of Smartflex Systems, Inc. Common Stock.


ITEM 6.   OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON.

          Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.


ITEM 10.  CERTIFICATION.

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.





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                                   SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  June 28, 1996                               SILICON SYSTEMS, INC.
                                                   A Delaware Corporation



                                                   By: /s/ MARTIN H. JURICK
                                                       ------------------------
                                                   Name: Martin H. Jurick
                                                   Title: Senior Vice President





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